Exhibit 99.11(b)

[Letterhead of Dorsey & Whitney LLP]

November 30, 2018

Securian Funds Trust

400 Robert Street North

St. Paul, MN 55101-2098

Ladies and Gentlemen:

We have acted as counsel to Securian Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of its two series, SFT Mortgage Securities Fund (the “Acquired Fund”), and SFT Core Bond Fund (the “Acquiring Fund”).

The Acquired Fund and the Acquiring Fund are referred to in the Registration Statement on Form N-14 (the “Registration Statement”) relating to the sale by the Trust of all of the assets of the Acquired Fund, to the Acquiring Fund, in connection with (1) the Agreement and Plan of Reorganization dated as of July 26, 2018 (the “Agreement”), by and among the Trust on behalf of the Acquired Fund and the Trust on behalf of the Acquiring Fund.  All capitalized terms used herein and not defined herein shall have the same meaning as set forth in the Proxy Statement/Prospectus dated October 18, 2018 or the Agreement, as the case may be.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below.  In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Trust, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to questions of fact material to our opinion, we have relied upon certificates and certifications of officers of the Trust and of public officials.  We have also assumed that the shares of the Acquiring Fund will be issued and sold as described in the Registration Statement.

Based on the foregoing, we are of the opinion that:

(i)                                     the Trust is a statutory trust duly organized and validly existing under the laws of the state of Delaware and is an open-end investment company registered under the Investment Company Act of 1940;

(ii)                                  each of the Acquired Fund and the Acquiring Fund is a series of the Trust;

(iii)                               the Agreement and the Reorganization contemplated thereunder have been duly authorized and approved by all requisite action of the Trust, the Acquired Fund and the Acquiring Fund, and the Agreement has been duly executed by, and is a valid and binding obligation of, the Trust; and

(iv)                              the shares to be issued in the Reorganization are duly authorized and upon issuance in accordance with the Agreement will be validly issued, fully paid and non-assessable shares of the Acquiring Fund.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dorsey & Whitney LLP

Dorsey & Whitney LLP

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